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Annual Statement of Compliance

GS Mortgage Securities Trust 2013-GC13

VIA EMAIL

To Addresses on Exhibit A:

Re:  GS Mortgage Securities Trust 2013-GC13, Commercial Mortgage Pass-Through Certificates, Series 2013-GC13 (the “Trust”), issued pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2013 (the “Agreement”), by and among GS Mortgage Securities Corporation II, as depositor, U.S. Bank National Association, as trustee and certificate administrator, Trimont Real Estate Advisors, Inc., as operating advisor, Wells Fargo Bank, National Association, as master servicer, and LNR Partners, LLC, as special servicer.

I, Kimberly O. Jacobs, a Senior Vice President of U.S. Bank National Association, as Certificate Administrator, hereby certify that:

(1) A review of the activities of the Certificate Administrator during the preceding calendar year (the “Reporting Period”) and of the performance of the Certificate Administrator under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Certificate Administrator has fulfilled all its obligations under the Agreement in all material respects throughout such Reporting Period.

Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Date: March 1, 2018

U.S. Bank National Association, as Certificate Administrator

By: /s/ Kimberly O. Jacobs

Kimberly O. Jacobs

Senior Vice President

Exhibit A

GS Mortgage Securities Corporation II

200 West Street

New York, New York 10282-2198

Attention: Leah Nivison

leah.nivison@gs.com

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: CMBS – GS 2013-GC13

cts.sec.notifications@wellsfargo.com